EXHIBIT 8.1

Subsidiaries	Jurisdiction of Incorporation	Percentage Owned
Direct Subsidiaries
Corporativo en Telecomunicaciones, S.A. de C.V.	Mexico	*
Maxcom Servicios Administrativos, S.A. de C.V.	Mexico	*
Maxcom SF, S.A. de C.V.	Mexico	*
Maxcom TV, S.A. de C.V.	Mexico	*
Telscape de México, S.A. de C.V.	Mexico	*
Telereunión, S.A. de C.V.	Mexico	*
Sierra Comunicaciones Globales, S.A. de C.V.	Mexico	*
Maxcom U.S.A., Inc.	Delaware	100%
Sierra Communications USA, Inc.	Delaware	100%
Fundación Maxcom, A.C.	Mexico	*
Celmax Móvil, S.A. de C.V.	Mexico	*
Servicios MSF, S.A. de C.V.	Mexico	*
Indirect Subsidiaries
Outsourcing Operadora de Personal, S.A. de C.V.	Mexico	**
TECBTC Estrategias de Promoción, S.A. de C.V. (formerly “Técnicos Especializados en Telecomunicaciones, S.A. de C.V.”)	Mexico	**
Asesores Telcoop, S.A. de C.V.	Mexico	**

*	Maxcom owns all of the capital stock of its direct subsidiaries, except for one share of each, which share is owned by Corporativo en Telecomunicaciones, S.A. de C.V., in the case of Maxcom Servicios Administrativos, S.A. de C.V., and by Maxcom Servicios Administrativos, S.A. de C.V., in the cases of Corporativo en Telecomunicaciones, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Telscape de México, S.A. de C.V., Sierra Comunicaciones Globales, S.A. de C.V., Telereunión, S.A. de C.V., Fundación Maxcom, A.C. and Celmax Móvil, S.A. de C.V. This organizational structure is due to the fact that Mexican law requires that corporations have a minimum of two shareholders.

**	For its indirect subsidiaries, Corporativo en Telecomunicaciones, S.A. de C.V. owns one share of each, and the remaining shares are owned by Maxcom Servicios Administrativos, S.A. de C.V.